EXHIBIT 99.2

                   EARNINGS CONFERENCE CALL FEBRUARY 12, 2004

Tony Schor to introduce the call and read the Forward Looking Statements

TONY SCHOR

THANK YOU OPERATOR, AND THANK YOU EVERYONE FOR PARTICIPATING IN TODAY'S VASCO DATA SECURITY INTERNATIONAL'S 4th QUARTER AND FULL YEAR 2003 EARNINGS CONFERENCE CALL.

MY NAME IS TONY SCHOR, PRESIDENT OF INVESTOR AWARENESS, INC., A FULL-SERVICE INVESTOR RELATIONS AGENCY THAT PROVIDES STRATEGIC INVESTOR RELATIONS COUNSEL FOR VASCO DATA SECURITY.

SHOULD ANYONE LIKE TO REQUEST ADDITIONAL INFORMATION ON VASCO OR BE INCLUDED ON THE VASCO E-MAIL LIST, PLEASE CONTACT INVESTOR AWARENESS AT 847-945-2222.

KEN HUNT, THE CHAIRMAN, FOUNDER & CEO OF VASCO DATA SECURITY INTERNATIONAL WILL FIRST DISCUSS THE COMPANY'S RECENT DEVELOPMENTS. MR HUNT WILL THEN INTRODUCE JAN VALCKE, PRESIDENT & COO, WHO WILL GIVE AN UPDATE ABOUT VASCO'S DAY-TO-DAY OPERATIONS. WE WILL THEN HEAR DIRECTLY FROM CLIFF BOWN, CFO WHO WILL DISCUSS 4th QUARTER FINANCIAL NUMBERS. AT THE END OF THE PRESENTATION, WE WILL OPEN THE CALL UP TO QUESTIONS AND ANSWERS.

IN THE MEANTIME, I HAVE BEEN ASKED TO READ THE FOLLOWING FORWARD LOOKING
STATEMENTS:

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

I would now like to introduce Mr. Ken Hunt, Chairman and CEO of VASCO Data Security International, Inc.

GENERAL COMMENTS - KEN HUNT

Good morning everyone. For those listening in from Europe, good afternoon, and Asia, good evening.

I would like to take this opportunity to thank all of you for participating in today's call. Today, we would like to review 4th quarter and full year 2003, and give you some expectations for 1st quarter 2004. We will also comment on the Company's expectations, presented in a range of percentages for revenue growth, gross margin, and operating income for 2004.


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I look back on 2003 with satisfaction and pride. When I was asked by VASCO's
Board to return as CEO in late November of 2002, I was frustrated that we had not been able to achieve profitability. I was frustrated that we were burning cash, and in fact, it appeared that we would soon run out of cash. Our people were also frustrated. They welcomed a leadership change, and were anxious to work hard to contribute to VASCO's success. I am proud of all of VASCO's people. No one gave-up, no one thought we couldn't succeed.

A key promotion in late November of 2002 was the appointment of Jan Valcke to President and Chief Operating Officer. Under Jan's leadership, the Company further lowered its operating costs, increased its revenue production, introduced new products, added a significant number of new accounts, and achieved positive operating income, and positive EBITDA, or operating cash flow, in all of the quarters of 2003.

Looking back over 2003, we achieved a lot! And I am not just referring to our financial performance. In 2003 we:

     - Completed the sale of VACMAN Enterprise, a unit no longer core to VASCO's business,

     - Reached agreement with Ubizen to repurchase its $ 15 million preferred stock investment in VASCO for $ 4 million in cash and 2 million VASCO common shares,

     - Completed an $ 8 million capital raise through a private placement managed by investment bankers Wedbush Morgan and Gilford Securities,

     -   Repaid Dexia Bank its $3.4 million term loan plus interest,

Launched Digipass Pack for Microsoft Outlook Web Access and Lotus Domino Covering Over 80% of Web Mail Access, Introduced Digipass GO3, our entry level one-button token, the most easy to use and cost effective one-time password device in the market, Sold and shipped 2.4 million Digipass tokens for a total of 10.4 million program to date, Signed 10 new distributor agreements, bringing the total number of VASCO distributors to 29, and Settled the Activcard lawsuit.

Business-wise, we had a solid 4th quarter. Our revenues were $6, 196,000, up 83% over 4th Quarter of 2002; and we had Net Income From Continuing Operations of $235,000. Revenues for the full year 2003 were $22,866,000, 32% higher than full year 2002. We also had Net Income from Continuing Operations for full-year 2003 of $761,000. Very importantly, we continued to control costs, reporting a 15% decrease over the same 12 month period last year, including the costs associated with the aggressive defense of the Company's position relative to the ActivCard patent lawsuit.

We continued to grow our customer base by selling new accounts both directly through our own sales force, but particularly important through our growing distributor and reseller channel. During 4th quarter we sold an additional 130 new accounts, including 23 new banks, and 107 new Corporate Network Access customers. Approximately 90% of these Corporate Network Access new accounts were generated through our distributor and reseller partners. We are very pleased with the development of our distributor channel.

For full year 2003, we sold 572 new accounts of which 69 were banks and 502 were Corporate Network Access customers, and 1 E-commerce customer. We now have approximately 262 banks as customers, plus approximately 1145 network access accounts including corporations, federal, state and local governments, 15 in E-commerce, and 1 in E-government located in over 60 countries around the world.

The distributor/reseller channel is a continued focus for our business development staff. The reseller channel is extremely important to VASCO because it broadens and stabilizes our customer base, and allows us to leverage our sales through established, productive sales and support organizations. We have communicated the positive impact of this channel by reporting significant new accounts produced through this channel over the past full year. Program to date we have signed 29 distributors who, in turn, service over 1000 resellers. Additionally, we have trained and certified over 1250 professionals from these organizations to sell and support VASCO's products.


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VASCO'S STRATEGY:

Our strategy has been, and continues to be, to identify and develop markets whose customers will generate a sustainable and repeatable revenue stream to VASCO. These are organizations that have large audiences, including employees, customers, partners, suppliers, or other associated parties. As revenue is created from these VASCO customers, the cost of supporting the production of these revenues is expected to decrease as a percentage of the revenues.

One such market is VASCO's strongest vertical market, banking and finance. We typically sign a bank, assist them in a pilot application, then help them roll out their application to thousands or even millions of users over multiple months or years.

A second growth market for VASCO is Corporate Network Access (CNA). Working through growing Reseller and Solutions Partner networks that I mentioned before, VASCO is able to reach hundreds of thousands of end customers. We support and train our resellers' professionals, who, in turn, train others in their respective firms. These resellers sell VASCO's Digipass Pack solutions to long-standing customers and new accounts. They sell to small and medium accounts that VASCO could not feasibly reach directly. They sell first in small pilots then follow up with add-on sales. As VASCO selects, signs, then trains and supports these resellers, our cost for supporting these revenues is also expected to decrease as a percentage of the revenues.

More broadly speaking, our target markets are the applications and the users who currently authenticate themselves with a "static" or fixed password. Industry reports identify over a half a billion users worldwide who rely on fixed passwords. This number is expected to more than double by the end of 2004. VASCO, a market leader in Identity Authentication, has sold and delivered over
10.4 million Digipass by the end of full year 2003. We have just scratched the surface of this enormous market. Additionally, with over 50,000 banks in the world, and our penetration of approximately 262 banks as customers, we have a significant untapped opportunity in the banking and finance market.

INTRODUCE JAN VALCKE:

At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan and his team are doing a great job executing our business plan. I know all of you want to hear more from Jan. Jan.

COMMENTS BY JAN:

Thank you, Ken.

2003 was a very special year for VASCO. Even a historical year.

Three issues made it a challenging year on the business level.

The first issue was the fact that a lot of operational issues had to be solved during the year 2003. Solving these problems absorbed a lot of the management team's energy and bandwidth. The second issue was the worldwide economical crisis. The third issue was the low dollar price.

Despite all those difficulties, VASCO succeeded in being profitable throughout the year. VASCO has fought hard to win its place in midst of the leading - and flourishing - companies in its sector.

We can clearly state that the focus on authentication works! Authentication is our core business and we are extremely good at it. We achieved profitability and the 572 new customers we won during 2003 prove that claim.


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VASCO shows a clear dedication to R&D.

During 2003 we launched over 15 new products, such as Digipass Go3, Digipass 260, 560, 580 and Digipass Authentication Server. In addition, VASCO has invested in the maturity of its existing products, for example by adding the new AES algorithm to its Digipass Products.

This is all I will say about 2003. It was a good year, but it is the past.

2004 is our current focus. In 2004, we will go further in optimising VASCO's internal and external structure, procedures, and costs. This does not only mean that we will solely concentrate on cost cutting. VASCO will invest to grow in specific areas, where we are convinced that we can gain substantial market share and become even more profitable. The opening of our North American sales and support headquarters in Boston is a first important step. For a company like VASCO it is very important to have a physical presence in the northeast of the United States. We have a large number of customers and prospects on the east coast and it is of utmost importance to continue our expansion and provide our customers and partners with the highest level of support. I am convinced that our Boston office will prove to be successful.

I am also convinced that VASCO will prove to be successful throughout 2004. We have state of the art products, the right market vision and, above all, great people.

Thank you very much and I am looking forward to speaking to you again in three months time.

INTRODUCE CLIFF BOWN:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

Thank you Ken.

Before we review the results in detail, I would like to remind everyone that, with the sale of the VACMAN Enterprise business unit in the third quarter, all activity related to it, including the results of its operations, the gain on the sale of the unit and the costs associated with the sale of the unit have been reported as discontinued operations. As a result, prior periods have been restated, and the amounts reported as revenues, gross profits, and operating expenses include only those items related to continuing operations.

As many of you may have seen in our press release, revenues from continuing operations were $6.2 million for the quarter and $22.9 million for the full year ended December 31, 2003.

The revenues for the quarter were $2.8 million or 83% higher than the fourth quarter of 2002. The increase in revenue reflected significant increases from both the Banking and Corporate Network Access markets.

Revenues for the full year ended December 31, 2003 were $5.5 million or 32% higher than the same period of the prior year. This increase is also attributable to growth in both markets. Revenues for the full year ended December 31, 2003


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from the Banking segment increased approximately 22% over 2002 and revenues from the Corporate Network Access market increased by more than 75% compared to the prior year.

As suggested by the differences in the year-over-year growth rates, the mix of our revenues between our target markets, Banking and Corporate Network Access, continues to change. In 2003, approximately 75% of our revenues for the fourth quarter and full year came from the Banking segment with the remaining 25% coming from Corporate Network Access. In 2002, approximately 82% of our revenues came from Banking with the remaining 18% coming from Corporate Network Access. We believe that the higher growth rate in revenues for the Corporate Network Access market reflects the growth in our distributors, resellers and solution partners.

The geographic distribution of our revenues has not changed significantly over the last year. For the full year 2003, 84% of our revenue was from Europe, 7% from the U.S. and 9% from other countries, primarily, Asia Pacific and Australia. In 2002, 84% of our revenues were from Europe, with 8% from the U.S. and from 7% other countries.

The gross margin rate for the fourth quarter of 2003 was 63.2% compared to 63.9% in 2002 and the rate for the full year ended December 31, 2003 was 60.6% compared to 58.8% for the full year ended December 31, 2002. The margin rates in the fourth quarter of 2003 and 2002 were generally comparable with the benefit from a stronger Euro being offset by a change in the mix of the revenues within the banking segment. The improvement in the gross margin for full year ended December 31, 2003 as compared to full year 2002 was primarily related to two factors; the increase in Corporate Network Access revenues as a percentage of total revenue, which as previously noted increased from 18% in 2002 to 25% in 2003, and the stronger Euro.

Operating expenses for the fourth quarter of 2003 were $3.5 million, a reduction of $627 thousand or 15% from the fourth quarter of 2002. Operating expenses for the full year ended December 31, 2003 were $12.7 million, a reduction of $2.2 million or 15% from the same period of 2002.

The reductions in expense in the fourth quarter were primarily related to adjustments to restructuring reserves recorded in the fourth quarter of 2002 of $320 thousand and a reduction in general and administrative expenses of approximately $425 thousand. Reductions in general and administrative were achieve in a broad group of expenses including, but not limited to, services purchased from outside parties, rent, bad debts, travel and telephone which were partially offset by increased legal expenses, in part attributable to the defense of the Company's patents associated with the ActivCard litigation.

The reduction in expense for the full year were due, in large part to the issues previously noted for the fourth quarter, but also reflected reductions in sales and marketing expenses as well as in research and development expenses. The reduction in sales and marketing expenses was primarily attributable to reduced spending on trade shows, advertising, and travel. The reductions in R&D expenses reflected the benefit from consolidating a number of our research facilities in 2002 and reduced spending for third party services. The reductions in both the fourth quarter and full year 2003 were partially offset by in increase in the value of the Euro compared to the U.S. dollar.

As noted in previous conference calls, with approximately 60% of our operating expenses in Euros, the strengthening of the Euro compared to the U.S. dollar adversely affects operating expenses. For the fourth quarter and full year 2003, the Euro, compared to the U.S. dollar, was approximately 20% stronger than in the same periods of 2002. As noted in previous calls, we attempt to balance our currency exposure in expenses by denominating a portion of our sales in Euros.

Operating expenses in the fourth quarter of 2003 included a nominal amount of non-cash compensation expense and included depreciation and amortization expenses of $244 thousand. For the full year ended December 31, 2003, operating expenses included $41 thousand of non-cash compensation expense and $1.1 million of depreciation and amortization expense.


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For the fourth quarter of 2003, the Company reported an income tax benefit of
$92 thousand. The benefit reflects the impact of finalizing the 2002 tax return and updating the tax provision for actual full-year 2003 results. For the full year 2003, the Company income tax expense of $397 thousand. The expense reflects the strong performance of the Belgium operating subsidiary and the use of all of its net operating loss carry forwards. Tax expense for the full year ended December 31, 2002 was $140 thousand. There was no tax expense reported for the fourth quarter of 2002.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $348 thousand for the fourth quarter of 2003, an improvement of $1.95 million from the fourth quarter of 2002. For the full year ended December 31, 2003, earnings before interest, taxes, depreciation, and amortization from continuing operations was $2.3 million, an improvement of $5.8 million from the comparable period in 2002.

Excluding, non-cash compensation, the make-up of our expenses for the quarter were sales and marketing expense of $2.4 million, R&D expense of $0.2 million, and general administrative expenses of $0.9 million. Amounts reported for sales and marketing and R&D reflect a reclassification of approximately $420 thousand of expense from R&D to sales and marketing. The reclassification of expense was made to report the activities in our Australian operations on a basis consistent with other subsidiaries. The make-up of our expense for the full year ended December 31, 2003, excluding non-cash compensation, were sales and marketing expenses of $7.0 million, R&D expenses of $2.3 million, and general administrative expenses of $3.4 million.

The current makeup of our workforce is 73 people worldwide with 46 in sales and marketing, 16 in research and development and 11 in general and administrative.

I would now like to make a few comments on the balance sheet. I am sure that as you have followed us through the year that you have notice the substantial improvement in the balance sheet. As a result of our strong operating performance, which includes four consecutive quarters of profitability and positive operating cash flows, and transactions closed in the third quarter, such as the $8 million equity financing and the repurchase of the Series C Preferred Stock from Ubizen, we have strengthened the balance sheet substantially in 2003. The balance sheet at December 31, 2003 reflects:

Higher cash balances: The Company had $4.8 million of cash at December 31, 2003, an increase of $2.2 million from the $2.6 million at December 31, 2002. Lower days sales outstanding in receivables: We have decreased our DSO from 73 days at December 31, 2002 to 37 days at the end of 2003.

No debt:  All term debt has been repaid.

Increased working capital: Working capital increased approximately $5.8 million, from a deficit of $0.6 million at the end of 2002 to a surplus of 5.2 million at the end of 2003. The corresponding current ratio has improved from a deficit of ..93 to a positive 2.18.

Increased stockholders' equity: Stockholders' equity has increased $6.1 million or over 200% from $2.8 million at December 31, 2002 to $8.9 million at the end of 2003. The Company continues to maintain its line of credit for up to 2 million Euros that is secured by its receivables. There were no borrowings against the line as of December 31, 2003.

Finally, I would also like to comment on the statement in our press release related to revising our third quarter results and filing an amendment to the third quarter 10-Q. The underlying issue relates to the beneficial conversion option included in our Series D Convertible Preferred Stock. Under EITF 98-5:
Accounting for Convertible Securities with Beneficial Conversion Features, we were required to compute the fair value of the beneficial conversion option and report the value of the option as a deemed dividend. In the 10-Q currently on file, in accordance with the EITF, we computed the value of the conversion option, disclosed its fair value in the footnotes and reflected the dividend in the stockholders' equity section of the balance sheet. We did not, however, report the amount of the deemed dividend on the face of the income statement or include the dividend in the calculation of earnings per common share. As noted in the press release, the amount of the deemed dividend was $3.7 million and the third quarter 10Q will be amended to reflect the deemed dividend as a reduction in earnings per common share for the quarter and nine months ended


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September 30, 2003. The adjustment will reduce earnings per share as previously reported by $0.12 per share. It is important to note that the deemed dividend is a non-cash charge. It did not and will not affect the operating results reported by the Company. The correction being made is to conform the Company's reporting to comply fully with EITF 98-5.

Now, I would like to turn the meeting back to Ken

Comments on First Quarter and Full-Year 2004 - Ken Hunt

We would like to comment now on 1st quarter and Full-Year 2004. With a successful 2003 behind us, we are optimistic about 1st quarter and full year 2004. Our programs and actions that we described earlier are producing the results that we had expected. We currently have firm orders with shipments scheduled for the 1st quarter of approximately $5.2 million. Any new orders received before quarter's end and shipped during the quarter would be additive to this number. The Company further expects to achieve full-year revenue growth of 15-25% in 2004 as compared to 2003. We also expect to achieve Gross Margins in the 50-60% range, and Operating Income in the 4-10% range. Our DSO's have improved from 73 days at the end of 2002 to 37 days most recently. Going forward, we expect our DSO's to range from approximately 45 to 55 days.

As far as quarterly guidance is concerned, we do not feel it is yet appropriate. Our business is becoming more predictable over the horizon of 12 months, but remains somewhat uneven due to the impact of some very large orders and general seasonality, including holidays or vacations in the 3rd quarter of each year. As a result we expect that the growth in some quarters will be lower than the full-year ranges while others will exceed the range. Should our expectations change for the full year, we will advise you in a timely manner.

In summary, we are pleased with what we accomplished in 2003. We will not, however, rest on our laurels and be satisfied with past performance as a measurement of our future achievements. You can rely on VASCO's people to do their very best, always!

Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. Operator


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